Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact: Janice McDill, 847.753.7678
janice.mcdill@grubb-ellis.com

Grubb & Ellis Names Mark E. Rose Chief Executive Officer

NORTHBROOK, Ill., (Mar 08, 2005) — Grubb & Ellis Company (OTC: GBEL), a leading provider of integrated real estate services, today announced its Board of Directors has named Mark E. Rose Chief Executive Officer, effective immediately. Rose, who has nearly 20 years of real estate-related experience, joins Grubb & Ellis from Jones Lang LaSalle where he was Chief Operating Officer and Chief Financial Officer of the Americas.

     “Mark’s extensive real estate and financial experience make him highly qualified to lead Grubb & Ellis,” said C. Michael Kojaian, Chairman of Grubb & Ellis. “Over the past two years, our senior management team has done an extraordinary job of improving profitability and positioning Grubb & Ellis among the leading global real estate services providers. Mark is a proven leader with the skills and vision to build on this strong foundation.”

     Rose, 41, spent nearly 12 years at Jones Lang LaSalle and its predecessor firms. He began his career at Jones Lang LaSalle in Washington, D.C. when he joined the Company from Metropolitan Realty Advisors, a brokerage and investment firm he founded in 1993. He was named Chief Innovation Officer in 2000 and Chief Financial Officer of the Americas in 2002. He assumed his most recent position as Chief Operating Officer of the Americas in 2003, while continuing in his role as Chief Financial Officer.

     “Grubb & Ellis is committed to excellence in client service and is focused on delivering value to its local and multi-national clients worldwide,” Rose said. “We have a unique opportunity to build on the Company’s existing platform and are positioned to grow our market share in transaction, management and consulting services in key strategic markets.”

     Rose will be based at the Company’s headquarters in Northbrook, Ill. The current senior management team of Maureen Ehrenberg, President, Global Client Services, Bob Osbrink, President,

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Grubb & Ellis Names Mark E. Rose Chief Executive Officer

Transaction Services, and Brian Parker, Executive Vice President and Chief Financial Officer, will continue in their current roles and report directly to Rose. He will also serve on the Company’s Board of Directors.

     Prior to joining Jones Lang LaSalle, Rose was the Chairman and Chief Executive Officer of the U.S. Real Estate Investment Trust of the British Coal Corporation Pension Funds, overseeing the management and subsequent disposal of a $1 billion portfolio of real estate assets. He holds a bachelor’s degree from Queens College of the City University of New York and is a CPA. He is a member of CoreNet, International Council of Shopping Centers and the RealComm Advisory Board. Rose serves on the Board of Directors of the Chicago Shakespeare Theater, SiteStuff, Inc., and the Chicago Central Area Committee.

     Grubb & Ellis was founded 47 years ago in 1958 in northern California. The Company grew to become a national firm through a series of acquisitions in the early 1980s, and was the first real estate services firm to be publicly traded. Today, Grubb & Ellis is one of the nation’s largest real estate services firms, and through its affiliations with Knight Frank and Avison Young provides its clients comprehensive, seamless real estate services throughout the globe.

Grubb & Ellis Company

With access to collective resources of more than 9,000 people in over 200 offices in more than 30 countries, Grubb & Ellis is one of the world’s leading providers of integrated real estate services. The Company provides a full range of real estate services, including transaction, management and consulting services, to users and investors worldwide through its domestic offices and affiliates throughout North America as well as with a global strategic alliance with Knight Frank, one of the leading property consulting firms in Europe, Africa and Asia Pacific. For more information, visit the Company’s Web site at www.grubb-ellis.com.

Forward-looking statements

Certain statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: issues affecting real estate on both a national and local basis; the Company’s ability to effect its business plan; general economic conditions; the ability of the Company to effectively respond to changing market conditions; and, other factors that are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and the Company’s quarterly report on Form 10-Q for the three (3) month periods ended September 30, 2004 and December 31, 2004.

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